EXHIBIT 1

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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of March 23, 1999, by and between C. B. Realty of Delaware, Inc. a Delaware corporation ("CBR"), and Nations Flooring, Inc., a Delaware corporation ("Nations" or the "Surviving Corporation") (CBR and Nations are sometimes hereinafter referred to as the "Constituent Corporations").

                                   WITNESSETH:
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     WHEREAS, CBR is a corporation duly organized on May 8, 1995 and validly existing under the laws of the State of Delaware;

     WHEREAS, Nations is a corporation duly organized on December 26, 1996 and validly existing under the laws of the State of Delaware;

     WHEREAS, CBR is duly authorized to issue 1,000 shares of stock consisting of 1,000 shares of common stock, par value $.01 per share ("CBR Common Stock"), of which 100 shares are validly issued and outstanding, fully paid and non-assessable.

     WHEREAS, Nations is duly authorized to issue 21,000,000 shares of stock consisting of 20,000,000 shares of common stock, par value $.001 per share ("Nations Common Stock"), and 1,000,000 shares of preferred stock, par value $.001 per share ("Nations Preferred Stock"), of which 3,642,387 shares of Nations Common Stock and 4,660 shares of Nations Preferred Stock are issued and outstanding, fully paid and non-assessable and of which Nations Preferred Stock 5,160 shares have been designated as Series A Preferred Stock and no other series of Nations Preferred Stock have been designated;

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     WHEREAS, the Boards of Directors of the Constituent Corporations have deemed it desirable and in the best interests of their respective corporations to merge CBR with and into Nations in accordance with Section 251 of the Delaware General Corporation Law (the "DGCL") and in accordance with the provision of Section 368 of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, the parties hereto agree as follows:

     1. Merger. CBR shall be merged (the "Merger") with and into Nations. Nations shall survive the Merger and shall continue to be governed by the laws of the State of Delaware, but the separate corporate existence of CBR shall cease forthwith upon the Effective Date (as hereinafter defined).

     2. Effective Date. Subject to the conditions hereinafter set forth, the Merger shall become effective (the "Effective Date") upon the filing of this Agreement with the Secretary of State of the State of Delaware.

     3. Certificate of Incorporation: By-Laws. From and after the Effective Date and until thereafter amended or supplemented or repealed in accordance with their respective terms, the Certificate of Incorporation and the By-laws of Nations as in effect on the date hereof shall be the Certificate of Incorporation and the By-laws of the Surviving Corporation.

     4. Directors and Officers. The directors and officers of Nations immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation, each to hold office (subject to the By-laws of the Surviving Corporation) until their respective successors shall be duly elected or appointed and qualified.

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     5. Conversion of Outstanding Stock of CBR. Forthwith upon the Effective
Date, each of the issued and outstanding shares of CBR Common Stock, and all rights in respect thereof, shall be converted into 597.254 fully paid and non-assessable share of Nations Common Stock, and each certificate nominally representing shares of CBR Common Stock shall for all purposes be deemed to evidence the ownership of 597.254 shares of Nations Common Stock.

     6. Assets and Liabilities. At and after the Effective Date, Nations shall succeed to and possess, without further act or deed, all of the estate, rights, privileges, powers and franchises (both public and private) and all of the property (real, personal and mixed) of each of the Constituent Corporations; all debts due to CBR shall be vested in Nations; all claims, demands, property, rights, privileges, powers and franchises and every other interest of either of the Constituent Corporations shall be as effectively the property of Nations as they were of the respective Constituent Corporations; the title to any real estate vested by deed or otherwise in CBR shall not revert or be in any way impaired by reason of the Merger, but shall be vested in Nations; all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved, unimpaired, limited in lien to the property affected by such lien at the Effective Date; all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to Nations and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it; and Nations shall indemnify and hold harmless the officers and directors of each of the Constituent Corporations against all such debts, liabilities and duties and against all claims and demands arising out of the Merger.

     7. Further Assurance of Title. If at any time Nations shall consider or be advised that any acknowledgments or assurances in law or other similar actions are necessary or desirable in order to acknowledge or confirm in and to Nations any right, title or interest of

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CBR held immediately prior to the Effective Date, CBR and its proper officers and directors shall and will execute and deliver all such acknowledgments or assurances in law and do all things necessary or desirable to acknowledge or confirm such right, title or interest in Nations as shall be necessary to carry out the purposes of this Agreement, and Nations and its proper officers and directors are fully authorized to take any and all such action in the name of CBR or otherwise.

     8. Conditions to Merger. The consummation of the Merger is subject to the satisfaction of the following conditions prior to the Effective Date:

         (a) This Agreement shall, to the extent required by Delaware law, have been approved and adopted by the requisite number of stockholders of each of the Constituent Corporations;

         (b) Each of the Constituent Corporations shall have received, or waived receipt of, such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Constituent Corporations as are necessary for consummation of the transactions contemplated by this Agreement; and

         (c) No preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger shall be in effect.

     9. Indemnification. The Surviving Corporation shall, to the fullest extent permitted by law, indemnify all directors, officers, agents, employees and representatives of each of the Constituent Corporations whom it shall have power to indemnify, from and against any and all claims, actions, causes of action, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or relating to this Agreement and the consummation of the transactions contemplated thereby, including the Merger.

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     10. Termination. This Agreement may be terminated and the Merger and other transactions herein provided for abandoned at any time prior to the Effective Date (whether before or after adoption and approval of this Agreement by the stockholders of any of the Constituent Corporations) by action of the Board of Directors of either of the Constituent Corporations if said Board of Directors determines that the consummation of the transactions provided for herein would not, for any reason, be in the best interests of such corporation and its stockholders.

     11. Deferral. Consummation of the transactions herein provided for may be deferred by the Board of Directors of either of the Constituent Corporations for a reasonable period of time if said Board of Directors determines that such deferral would be in the best interests of such corporation and its stockholders.

     12. Name and Principal Office. The name of the Surviving Corporation shall be Nations Flooring, Inc. and its principal executive offices shall be 100 Maiden Lane, New York, New York, 10038.

     13. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

     15. Expenses and Rights of Stockholders. Nations shall pay all expenses of carrying this Agreement into effect and of accomplishing the Merger.

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          IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have executed this Agreement as of the year and date first above written.

ATTEST:                                           C. B. REALTY OF DELAWARE, INC.
                                                   a Delaware corporation

By:  /s/ William Poccia                   By:  /s/ Philip A. Herman
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     Name: William Poccia                      Name: Philip A. Herman
     Title: Secretary                          Title: President

ATTEST:                                           NATIONS FLOORING, INC.
                                                   a Delaware corporation

By:  /s/ William Poccia                   By:  /s/ Philip A. Herman
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     Name: William Poccia                      Name: Philip A. Herman
     Title: Secretary                          Title: Chairman of the Board